Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND OTHER RIGHTS
AND QUALIFICATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the
Delaware General Corporation Law)

___________________________________________________

Odyne Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors (the “Board”) of the Corporation on October 17, 2006 pursuant to the authority of the Board as required by Section 151 of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation, the Board hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Series A Convertible Preferred Stock:

1.

Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be 6,000 shares.  Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.

Ranking.  The Series A Convertible Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 3 below) of the Corporation, rank (a) subject to clause (b) hereof, senior to the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and all other preferred stock of the Company, and (b) as applicable, junior to or on a parity with such preferred stock of the Company the terms of which expressly provide that such preferred stock will rank senior to or on a parity with the Series A Convertible Preferred Stock.

3.

Liquidation.

(a)

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, which shall include, but not be limited to, the events set forth in Section 9(f)(i)-(v) below (a “Liquidation”), the holders of record of the shares of the Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation’s Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any securities of the Corporation over which the Series A Convertible Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series A Convertible Preferred Stock held by such holders, equal to $1,000 per share (subject to adjustment in the event of stock splits, combinations or similar events).  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Convertible Preferred Stock and any securities of the Corporation having equal priority with the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series A Convertible Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders of the Series A Convertible Preferred Stock and Parity Securities then outstanding shall be distributed ratably among such holders based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Convertible Preferred Stock and of such Parity Securities, if any.  Except as otherwise specifically provided, the consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall not be deemed to be a Liquidation within the meaning of this Section 3(a).

(b)

Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Series A Convertible Preferred Stock pro rata with holders of Junior Securities, based on the number of shares of Common Stock into which the Series A Convertible Preferred Stock is convertible at the then effective Conversion Rate (as defined below).

4.

Dividends.   The Series A Convertible Preferred Stock shall not be entitled to receive dividends or other distributions from the Corporation, except to the extent that dividends are declared on the Common Stock, in which case holders of Series A Convertible Preferred Stock will be entitled to receive such dividends based on the number of shares of Common Stock into which the Series A Convertible Preferred Stock is convertible at the then effective Conversion Rate.

5.

Conversion Rights.  Each holder of record of shares of the Series A Convertible Preferred Stock shall have the right to convert all or any part of such holder’s shares of Series A Convertible Preferred Stock into Common Stock, without any further payment therefor,  as follows:

(a)

Mandatory Conversion.  If the Closing Bid Price of the Common Stock is above $5.00 per share for a period of thirty consecutive Trading Days, then each share of Series A Convertible Preferred Stock shall automatically convert, without any further action of the holder thereof, into that number of shares of Common Stock at the Conversion Rate then in effect.  For the purposes of this Section 5(a), the following definitions shall apply:

“Closing Bid Price” shall mean as of any date, the last closing bid price on the Principal Market, as reported by Bloomberg Financial Markets, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price then the last bid price prior to 4:00 p.m., New York Time, as reported by Bloomberg Financial Markets, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price on the Eligible Market that is the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no closing bid price is reported for such security by Bloomberg Financial Markets, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

“Eligible Market” shall mean the Principal Market, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, Inc. or the American Stock Exchange.

“Principal Market” shall mean means the National Association of Securities Dealers, Inc.’s OTC Bulletin Board.

“Redemption Date” shall mean the date set by the Company for redemption of this Warrant.

“Trading Day” shall mean any day on which trading in the Common Stock is reported on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the Eligible Market that is the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(b)

Optional Conversion.  Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Convertible Preferred Stock shall have the right at such holder’s option, at any time and from time to time, to convert any of such shares of Series A Convertible Preferred Stock into fully paid and non-assessable whole shares of Common Stock.  Each share of Series A Convertible Preferred Stock shall initially be convertible into 1,334 shares of Common Stock (the “Conversion Rate”), subject to adjustment upon the terms hereinafter set forth.

(c)

Mechanics of Conversion.

(i)

Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Conversion shall be deemed to have been effected on the date when a notice of an election to convert and properly endorsed certificates are delivered, and such date is referred to herein as the “Conversion Date.”

(ii)

All Common Stock which may be issued upon conversion of the Series A Convertible Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(d)

Fractional Shares.  No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(d), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Class A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board.

(e)

Conversion Rate Adjustments.  The Conversion Rate shall be subject to the adjustment provisions of Section 6 below.

6.

Anti-Dilution Provisions.  During the period in which any shares of Series A Convertible Preferred Stock remain outstanding, the Conversion Rate in effect at any time, and the number and kind of securities issuable upon the conversion of the Series A Convertible Preferred Stock, shall be subject to adjustment from time to time following the date of the original issuance of the Series A Convertible Preferred Stock upon the happening of certain events as follows:

(a)

Recapitalization, Reclassification and Succession.  If any recapitalization of the Corporation or reclassification of its Common Stock or any merger or consolidation of the Corporation into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Corporation’s assets or of any successor corporation’s assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term “successor corporation”) shall be effected then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby each holder of shares of Series A Convertible Preferred Stock thereafter shall have the right to receive such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon conversion of the shares of Series A Convertible Preferred Stock held by such holder prior to such recapitalization, reclassification, merger, consolidation, sale or transfer, and in each such case, the terms of this Section 6 shall be applicable to the shares of stock or other securities or property receivable upon the conversion of such shares of Series A Convertible Preferred Stock after such consummation.

(b)

Subdivision or Combination of Shares.  If the Corporation shall subdivide or combine its Common Stock, the Conversion Rate shall be proportionately adjusted.

(c)

Stock Dividends and Distributions.  If the Corporation shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock, then the Conversion Rate shall be adjusted to the number of shares of Common Stock that a holder of a share of Series A Convertible Preferred Stock would have owned immediately following such action had such share of Series A Convertible Preferred Stock been converted immediately prior thereto.

(d)

Valuation Adjustment.

(i)

If the Corporation has issued, or shall be deemed to have issued, Additional Shares of Common Stock (as hereinafter defined) for a consideration per share less than $.75 per share or with a per share conversion, exercise or exchange price of less than $.75 per share (each, a “Triggering Issuance” and such lesser consideration or per share conversion, exercise or exchange price, the “Adjusted Price”), then and in such event, the Conversion Rate shall be adjusted to $1,000 divided by the Adjusted Price.

(ii)

As used herein, “Additional Shares of Common Stock” shall mean all shares of Common Stock, or any stock options, warrants, convertible securities or other rights to purchase or acquire shares of Common Stock, issued or deemed to be issued by the Corporation after the date hereof which represent a Triggering Issuance.  Notwithstanding the foregoing, no issuance or deemed issuance (A) described in subsections (a), (b) or (c) of this Section 6, or (B) of Common Stock or options or warrants to purchase Common Stock issued to officers, directors or employees of or consultants to the Corporation pursuant to any compensation agreement, plan or arrangement, or the issuance of Common Stock upon the exercise of any such options or warrants, shall be deemed the issuance of Additional Shares of Common Stock.

(e)

Certain Shares Excluded.  The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 6 shall exclude any shares then directly or indirectly held in the treasury of the Corporation.

(f)

Deferral and Cumulation of De Minimis Adjustments.  The Corporation shall not be required to make any adjustment pursuant to this Section 6 if the amount of such adjustment would be less than one percent (1%) of the Conversion Rate in effect immediately before the event that would otherwise have given rise to such adjustment.  In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Conversion Rate in effect immediately before the event giving rise to such next subsequent adjustment.  All calculations under this Section 6 shall be made to the nearest one-hundredth of a share, as the case may be, but in no event shall the Corporation be obligated to issue fractional shares of Common Stock or fractional portions of any securities upon the conversion of the Series A Convertible Preferred Stock.

(g)

Duration of Adjustment.  Following each computation or readjustment as provided in this Section 6, the new adjusted Conversion Rate shall remain in effect until a further computation or readjustment thereof is required.

7.

Redemption.  The Corporation may not redeem the outstanding shares of Series A Convertible Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series A Convertible Preferred Stock.

8.

Voting Rights.

(a)

Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall have such number of votes equal to the largest whole number of shares of Common Stock into which such holders’ shares of Series A Convertible Preferred Stock are convertible pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

(b)

In the event that the holders of the Series A Convertible Preferred Stock are required by law to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series A Convertible Preferred Stock, such matter shall bind all holders of Series A Convertible Preferred Stock.

9.

Covenants of the Company.  The Corporation covenants and agrees that, so long as shares of Series A Convertible Preferred Stock are outstanding, it will perform the obligations set forth in this Section 9:

(a)

Taxes and Levies.  The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

(b)

Maintenance of Existence.  The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

(c)

Maintenance of Property.  The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(d)

Insurance.  The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

(e)

Books and Records.  The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions materially in accordance with GAAP; and

(f)

Notice of Certain Events.  The Corporation will give prompt written notice (with a description in reasonable detail) to the holders of Series A Convertible Preferred Stock in the event the Corporation shall:

(i)

become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(ii)

apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

(iii)

in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property;

(iv)

permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief;

(v)

enter into any agreement to merge or consolidate with any other person or sell, transfer or lease all or substantially all of its assets to any other person; or

(vi)

declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock.

(g)

Protective Provisions. So long as any shares of Series A Convertible  Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) as provided by the Delaware General Corporation Law of the holders of not less than a majority of the outstanding shares of Series A Convertible Preferred Stock:

(i)

alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series A Convertible Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Convertible Preferred Stock;

(ii)

alter, amend or repeal, the Certificate of Incorporation or By-laws of the Corporation in a manner that would adversely affect the voting power of the Series A Convertible Preferred Stock or any other rights or privileges of the holders of the Series A Convertible Preferred Stock;

(iii)

create any new class or series of capital stock having a preference over the Series A Convertible Preferred Stock as to distribution of assets upon a Liquidation ("Senior Securities");

(iv)

create any new class or series of capital stock ranking pari passu with the Series A Convertible Preferred Stock as to distribution of assets upon a Liquidation (as previously defined in Section 3(a) hereof, "Parity Securities");

(v)

increase the authorized number of shares of Series A Convertible Preferred Stock;

(vi)

issue any Senior Securities or Parity Securities; or

(vii)

do any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

10.

Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

11.

Miscellaneous.

(a)

There is no sinking fund with respect to the Series A Convertible Preferred Stock.

(b)

The shares of the Series A Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designations and in the Certificate of Incorporation of the Corporation.

(c)

The holders of the Series A Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(d)

Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock may, voting as a single class, elect to waive any provision of Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, Odyne Corporation has caused this Certificate of Designations to be signed by its President, on this 18th day of October 2006.

Odyne Corporation

By: /s/ Joshua A. Hauser

      Name:  Joshua A. Hauser

      Title:    President